EXHIBIT 16.1

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A . Armando Ibarra, Jr., C.P.A., JD	Members of the California Society of Certified Public Accountants Members of the American Institute of Certified Public Accountants Members of the Better Business Bureau since 1997

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-7561

Re: NatureWell, Incorporated

Ladies and Gentleman:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 8, 2006, to be filed by our former client, NatureWell, Incorporated. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/S/ Armando C. Ibarra, CPA-APC Armando C. Ibarra, CPA-APC

Chula Vista, California August 14, 2006

371 E Street, Chula Vista, Ca. 91910
Tel: (619) 422-1348	Fax: (619) 422-1465